Exhibit 99.B(e)(4)(c)

SCHEDULE I

TO THE DISTRIBUTION AGREEMENT
between
VICTORY PORTFOLIOS II

and
VICTORY CAPITAL ADVISERS, INC.

Funds

1.              Victory CEMP Market Neutral Income Fund

2.              Victory CEMP US 500 Enhanced Volatility Wtd Index Fund

As of December 5, 2017

VICTORY PORTFOLIOS II

/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

VICTORY CAPITAL ADVISERS, INC.

/s/ Peter Scharich
Name:	Peter Scharich
Title:	President